EXHIBIT 16.1

May 1, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:          Robcor Properties, Inc.
File No. 000-22991

We have read the statements that Robcor Properties, Inc. included under Item 4 of the Form 8-K report expected to be filed by May 4, 2007 regarding the recent change of auditors.  We agree with all of the statements contained therein that pertain to us.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

Registered Public Company Accounting Oversight Board

AICPA Center for Public Company Audit Firms

Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042

(713) 266-0530 — voice | (713) 266-1815 — fax | www.malone-bailey.com